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                                                         Exhibit 23






                   INDEPENDENT AUDITORS' CONSENT




The Retirement Plans Committee
Willbros USA, Inc. Employees' Investment Plan:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-21399) of Willbros Group, Inc. of our report dated May 9, 1997, relating to the statements of net assets available for plan benefits of Willbros USA, Inc. Employees' Investment Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1996 annual report on Form 11-K of Willbros USA, Inc. Employees' Investment Plan.

                                   KPMG PEAT MARWICK LLP





Tulsa, Oklahoma
June 27, 1997